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                                                                    EXHIBIT 99.2

                           FOR IMMEDIATE PRESS RELEASE

FOR:     PMC Commercial Trust                         CONTACT:Investor Relations
         18111 Preston Road, Suite 600                        972-349-3256
         Dallas, TX 75252

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       PMC COMMERCIAL TRUST ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS
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                              PMC COMMERCIAL TRUST
                                AMEX (SYMBOL PCC)

Dallas, TX                                                         March 8, 2001

PMC Commercial Trust (AMEX: PCC) announced fourth quarter and year end results today. For the three months ended December 31, 2000, net income increased by 24% to $3,218,000 from $2,590,000 for the three months ended December 31, 1999. For the three months ended December 31, 2000, earnings per share increased by 25% to $0.50 per share from $0.40 per share for the three months ended December 31, 1999. For the year ended December 31, 2000, net income decreased by 9% to $9,365,000, or $1.44 per share, from $10,264,000, or $1.57 per share for the year ended December 31, 1999.

Revenues for the year ended December 31, 2000 include a $304,000 gain on the sale of a hotel property during June 2000 and a realized gain of $1,117,000 from the securitization and sale of a portion of our loan portfolio during December 2000. Our expenses include an increase of $600,000 in the provision for loan losses and loans written-off associated with a loan which was foreclosed upon in August, 2000.

Andrew S. Rosemore, Chairman of PMC Commercial Trust stated, "We are pleased with the level of fourth quarter loans funded of $10.9 million, our highest quarterly level since June 1998. Proceeds from our recent securitization were used to pay down revolving debt thereby increasing our availability of capital by $45 million. We recently sold some of our hotel properties at significant gains over book value also increasing our funds available for lending. Since we have this considerable capital available and we have long-term favorable experience in our market sectors, we expect originations to increase during 2001. We presently have extended commitments to fund over $35 million in loans."

Our funds from operations ("FFO") is determined by adjusting our net income to add back depreciation expense and eliminate the gains from asset sales. Accordingly, our FFO was $2,652,000 during the three months ended December 31, 2000 compared to $3,169,000 during the three months ended December 31, 1999. For the year ended December 31, 2000, FFO was $10,194,000 compared to $12,477,000 during the year ended December 31, 1999, a decrease of $2,283,000 (18%) over the year ended December 31, 1999.

We previously announced a new dividend policy which went into effect for the fourth quarter of 2000. While the Board of Trust Managers (the "Board") has historically paid dividends based primarily on the expectation of available FFO, the Board commenced a quarterly dividend policy considering both the expectation of earnings per share and FFO. Dividends declared for the three months ended December 31, 2000 were $2,349,000 which was 89% of our fourth quarter FFO.



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PMC COMMERCIAL TRUST  -  PAGE 2       EARNINGS PRESS RELEASE       MARCH 8, 2001
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AMENDED LEASE AGREEMENT AND PROPERTY SALES

Subsequent to year end, we entered into an agreement amending our existing lease arrangement with Amerihost Properties, Inc. (NASDAQ: HOST). This amendment to the lease arrangement provides for the sale of at least eight properties prior to June 30, 2004 under certain conditions. Amerihost has the option to either purchase or facilitate the purchase of four groups of two properties. The stipulated price for each property exceeds PMC Commercial Trust's cost. To the extent that a group of properties are not purchased annually, the amendment provides for lease rate increases commencing on June 30, 2001. During the first quarter of 2001, we sold two of these properties. It is anticipated that these sales we will provide a book gain of approximately $500,000 during the first quarter of 2001. In addition, another sale is expected to close by the end of the second quarter of 2001. PMC Commercial Trust currently owns 27 limited service hospitality properties, all of which are leased to Amerihost.

RESULTS OF OPERATIONS

Our portfolio including the securitized loans increased by 5% to $121.1 million at December 31, 2000 from $115.3 million at December 31, 1999. However, since the securitized loans are recorded as sold for financial statement presentation, loans receivable at December 31, 2000 are less than at December 31, 1999.

The following tables contain comparative selected financial data as of December 31, 2000 and 1999 and for the three-month periods and years ended December 31, 2000 and 1999:

FINANCIAL POSITION INFORMATION
(IN THOUSANDS)


                                          DECEMBER 31,
                                 ------------------------------   ------------
                                    2000(1)            1999         DECREASE %
                                 ------------      ------------   ------------
Loans receivable, net            $     65,645      $    115,265        (43)%
Real property investments        $     65,674      $     70,683         (7)%
Total investments                $    150,105      $    195,636        (23)%
Total assets                     $    151,399      $    197,237        (23)%
Notes payable                    $     53,235      $     97,757        (46)%
Total beneficiaries' equity      $     89,785      $     91,932         (2)%
Shares outstanding                      6,432             6,537         (2)%

(1) Does not include the loans securitized in December 2000. See discussion above.


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PMC COMMERCIAL TRUST  -  PAGE 3    EARNINGS PRESS RELEASE          MARCH 8, 2001
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OPERATING INFORMATION
(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                       YEAR ENDED DECEMBER 31,                THREE MONTHS ENDED DECEMBER 31,
                                 -------------------------------------    ----------------------------------------
                                    2000         1999      INC/(DEC) %      2000         1999          INC/(DEC) %
                                 ---------    ---------    -----------    ---------    ---------       -----------
Revenues:
   Interest income-loans         $  11,301    $  13,269          (15)%    $   2,759    $   3,303          (16)%
   Lease income                      7,581        7,531            1%         1,848        1,942           (5)%
   Interest and dividends -
     other investments                 243          281          (14)%           57           73          (22)%
   Gain on sale of assets            1,421           --        > 100          1,117           --        > 100
   Other income                        650          919          (29)%          162          232          (30)%
                                 ---------    ---------                   ---------    ---------
      Total revenues                21,196       22,000           (4)%        5,943        5,550            7%
                                 ---------    ---------                   ---------    ---------
EXPENSES:
   Interest expense                  6,782        7,023           (3)%        1,680        1,780           (6)%
   Depreciation                      2,250        2,213            2%            551          579          (5)%
   Advisory and servicing
       fees, net                     1,954        2,173          (10)%          444          545          (19)%
   General and administrative
      expenses                         146          185          (21)%           20           28          (29)%
   Legal and accounting fees            99          142          (30)%           30           28            7%
   Provision for loan losses           600           --        > 100             --           --        > 100
                                 ---------    ---------                   ---------    ---------
       Total expenses               11,831       11,736            1%         2,725        2,960           (8)%
                                 ---------    ---------                   ---------    ---------

NET INCOME                       $   9,365    $  10,264           (9)%    $   3,218    $   2,590           24%
                                 =========    =========                   =========    =========

WEIGHTED AVERAGE COMMON
     SHARES OUTSTANDING              6,520        6,530            -%          6,472        6,536          (1)%
                                 =========    =========                   =========    =========
BASIC AND DILUTED EARNINGS
     PER COMMON SHARE            $    1.44    $    1.57           (9)%    $    0.50    $    0.40           25%
                                 =========    =========                   =========    =========

FUNDS FROM OPERATIONS (FFO)      $  10,194    $  12,477          (18)%    $   2,652    $   3,169          (16)%
                                 =========    =========                   =========    =========

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "expects," "anticipates," "should" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its stock, which could cause actual results to differ materially from those currently anticipated. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.